EXHIBIT 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or the “Company”), pursuant to the provisions of article 12 of CVM Instruction No. 358/02, discloses that it has received correspondences from Morgan Stanley, with the following information:

“Dear Sir,

In compliance with the Comissão de Valores Mobiliários (“CVM”) Instruction 358 dated January 3, 2002, Article 12, please be notified that, as of December 9, 2015, Morgan Stanley (in the aggregate, through its subsidiaries, Morgan Stanley Uruguay Ltda., Morgan Stanley Capital Services LLC and Caieiras Fundo de Investimento Multimercado) reached 7,876,710 preferred shares issued by Oi S.A. (the “Company”), equivalent to 4.9% of outstanding preferred shares of the Company. Such position already includes 603,000 loaned preferred shares as well as physically-settled derivatives referencing 2,100,000 preferred shares.

In addition, Morgan Stanley (in the aggregate, through its subsidiary, Morgan Stanley & Co. International plc) reached long economic exposure through cash-settled derivative instruments referencing 181,945 or 0.1% of the outstanding preferred shares of the Company.

Morgan Stanley does not intend to change the control or management of the Company.

Sincerely,

By: Cesar Coy

Title: Authorized Signatory”

“Dear Sir,

In compliance with the Comissão de Valores Mobiliários (“CVM”) Instruction 358 dated January 3, 2002, Article 12, please be notified that, as of December 15, 2015, Morgan Stanley (in the aggregate, through its subsidiaries, Morgan Stanley Uruguay Ltda., Morgan Stanley Capital Services LLC and Caieiras Fundo de Investimento Multimercado) reached 8,197,793 preferred shares issued by Oi S.A. (the “Company”), equivalent to 5.2% of outstanding preferred shares of the Company. Such position already includes 546,800 loaned preferred shares as well as physically-settled derivatives referencing 2,100,000 preferred shares.

In addition, Morgan Stanley (in the aggregate, through its subsidiaries, Morgan Stanley & Co. International plc, Morgan Stanley Uruguay Ltda. and Morgan Stanley Capital Services LLC)

reached long economic exposure through cash-settled derivative instruments referencing 309,371 or 0.2% of the outstanding common shares of the Company; and short economic exposure through cash-settled derivative instruments referencing 6,947,737 or 4.4% of the outstanding common shares of the Company.

Morgan Stanley does not intend to change the control or management of the Company.

Sincerely,

By: Cesar Coy

Title: Authorized Signatory”

Rio de Janeiro, December 18, 2015

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.